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                                                                     EXHIBIT 3.1
                          ARTICLES OF INCORPORATION OF
                              WASTE HOLDINGS, INC.


     The undersigned, pursuant to Section 55-2-02 of the North Carolina General Statutes, does hereby submit these Articles of Incorporation for the purpose of forming a business corporation under and by virtue of the laws of the State of North Carolina.

1.   The name of the corporation is Waste Holdings, Inc. (the "Corporation").

2. The total number of shares of all classes of stock which the Corporation is authorized to issue is 90,000,000 shares consisting of: (a) 80,000,000 shares of Common Stock, no par value per share and (b) 10,000,000 shares of Preferred Stock, par value $0.01 per share. The Board of Directors is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any unissued series of Preferred Stock, and within the limitations and restrictions stated in any resolution or resolutions of the Board originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation of any series and to fix the number of shares of any series.

3. The street address and county of the initial registered office of the Corporation in the State of North Carolina are 3301 Benson Drive, Suite 601, Raleigh, Wake County, North Carolina 27609, and the name of the initial registered agent at such address is Jim W. Perry. The mailing address of the initial registered office of the Corporation is the same as its street address.

4. The name and address of the incorporator are James M. Yates, Jr., 4101 Lake Boone Trail, Suite 300, Raleigh, North Carolina 27607.

5. Except to the extent that the North Carolina General Statutes prohibit such limitation or elimination of liability of directors for breaches of duty, no director of the Corporation shall be liable to the Corporation or to any of its shareholders for monetary damages for breach of duty as a director. No amendment to or repeal of this provision or adoption of a provision inconsistent herewith shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal or adoption of an inconsistent provision. The provisions of this Article shall not be deemed to limit or preclude indemnification of a director by the corporation for any liability that has not been eliminated by the provisions of this Article.

     IN WITNESS WHEREOF, I have executed these Articles of Incorporation this 28th of September, 2000.



                                               /s/ James M. Yates, Jr.
                                               ---------------------------------
                                               James M. Yates, Jr., Incorporator